Exhibit 21

Subsidiary Name	Organization
Archstone-Smith Operating Trust	Maryland
Smith Five, Inc	Deleware
Smith Four, Inc	Deleware
Smith One, Inc	Deleware
Smith Seven, Inc	Deleware
Smith Six, Inc	Deleware
Smith Three, Inc	Deleware
Smith Two, Inc	Deleware